Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2005 (except Note 1, as to which the date is January xx, 2006), in Pre-Effective Amendment No. 5 to the Registration Statement (Form S-1 No. 333-123288) and related Prospectus of Valera Pharmaceuticals, Inc. for the registration of 3,750,000 shares of its common stock.
Ernst & Young LLP
MetroPark, New Jersey
The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 1 to the financial statements.
/s/ Ernst & Young LLP
MetroPark, New Jersey
January 13, 2006